Exhibit 10.3
Amended and Restated December 17, 2007

BNSF RAILWAY COMPANY
INCENTIVE COMPENSATION PLAN

1.0            OBJECTIVE

The BNSF Railway Company (“BNSF Railway” or the “Company”) Incentive Compensation Plan (“ICP” or the “Plan”) has as its objective to:

1.1	Communicate and focus attention on key BNSF Railway business goals.

1.2	Identify and reward superior performance.

    1.3           Provide a competitive compensation package to attract and retain high quality employees.

2.0            ADMINISTRATION

The ICP Committee shall provide overall administration of the Plan. The ICP Committee shall be comprised of the Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President Law and Secretary, and the Vice President-Human Resources and Medical.

The ICP Committee will have discretionary authority to review and approve any changes in eligibility, levels of participation, incentive opportunity, basis for award determination, performance objectives, etc., subject to other requirements of the Plan; provided, however, that the Chief Executive Officer may approve incentive opportunities, including, but not limited to, ICP target levels, for certain employees subject to Section 6.3 and 7.3 of this Plan. Review and approval of Plan details will be performed on an annual basis.

The ICP Committee will appoint a plan administrator whose responsibility to the ICP Committee will include:

    2.1            Establishment of procedures for the Plan operation.

    2.2            Timely and effective management of the day-to-day operations of the Plan.

    2.3            Performance of periodic analyses to ensure the Plan’s effectiveness.

3.0            ELIGIBILITY

All regularly assigned, active salaried employees of BNSF Railway and its rail subsidiaries shall be eligible to participate in the ICP subject to the discretion of the ICP Committee. Employees hired into a salaried position after October 1 of any calendar year will not be eligible until the next calendar year. The ICP Committee shall designate an employee’s level of participation. The extent of participation in the ICP may vary according to the employee’s level of responsibility. Depending on one’s level within the organization and departmental discretion, some percentage of an employee’s payout potential may be based upon achievement of personal goals.

3.1            ICP eligibility of newly hired salaried employees or scheduled employees promoted to a salaried position will be treated as follows:

3.1.1            A new employee hired into an eligible position on or before October 1 will be eligible to participate in the current calendar year.

3.1.2            A scheduled employee promoted to a regularly assigned salaried position on or before October 1 will be eligible to participate in the current calendar year.

3.1.3            The ICP award for a new salaried employee or a scheduled employee promoted into an eligible position for the first time, on or before October 1, will be prorated based upon the number of days worked in active service in the eligible position.

3.2            Promotions, transfers, and assignments of active employees to temporary, part-time, red-circle or other similar salary band continuation status will be treated in the following manner:

3.2.1            A scheduled employee placed on temporary assignment to a salaried position will not be eligible for an ICP payout.

3.2.2            A regularly-assigned salaried employee placed on a temporary assignment to another salaried position of a higher salary band will maintain his/her regularly assigned position’s ICP participation level.

3.2.3            A regularly-assigned salaried employee promoted (or demoted) from one position to another with a higher (or lower) ICP participation level will have his/her ICP award calculated on a pro-rata basis for the number of days employed at each level.

3.2.4            A regularly-assigned salaried employee who is assigned for all or a portion of the year to a part-time position will have his/her ICP award calculated on a pro-rata basis for the number of days employed at each ICP participation level and full-time-equivalency level.

3.2.5            A regularly-assigned salaried employee who has red-circle or other similar salary band continuation status at a higher salary band will have his/her ICP award calculated on a pro-rata basis at the ICP participation level of the higher salary band for the number of days of red-circle or other similar salary band continuation status and at the ICP participation level of the assigned band for the number of days without such status.

3.3            ICP eligibility with respect to voluntary and involuntary separation will be determined as follows:

3.3.1            VOLUNTARY RESIGNATIONS

3.3.1            (a)            If a participating employee voluntarily resigns after December 31, but before award payout, the amount that would have otherwise been received had there been no resignation will be paid to the employee.

3.3.1            (b)            If a participating employee voluntarily resigns on or before December 31, and is not eligible for participation in a company-sponsored severance program, the employee forfeits all rights to an ICP award.

3.3.1            (c)            If a participating employee voluntarily resigns in conjunction with a Company-sponsored severance program, the participant is eligible to receive a pro-rata share of the ICP award he/she would otherwise have earned based upon the number of days worked in active service during the severance year.

3.3.2            INVOLUNTARY SEPARATION

3.3.2            (a)            If a participating employee is terminated for cause, the participant forfeits all rights to an ICP award. Cause shall be defined by the ICP Committee.

3.3.2            (b)            If a participating employee is terminated at the discretion of the Company as part of a Company-sponsored severance program and other than for cause, the participant is eligible to receive a pro-rata share of the ICP award he/she would otherwise have earned based upon the number of days worked in active service during the severance year.

3.4    ICP eligibility with respect to the following events will be determined as indicated.

3.4.1            Retirement — The participant is eligible to receive a pro-rata share of the ICP award he/she would otherwise have earned based upon the number of days’ service prior to retirement.

3.4.2            Disability — A participating employee on short-term disability is eligible to receive the full ICP payout. A participating employee who is placed on long-term disability (“LTD”) is eligible to receive a pro-rata share of the ICP award he/she would have earned based upon the number of days’ of otherwise eligible service accrued prior to being placed on LTD. No ICP eligibility accrues for any employee while on LTD, but eligibility will be reinstated should the employee be removed from LTD and return to an active, regularly-assigned salaried position.

3.4.3            Medical Leave — A participating employee on short-term paid medical leave is eligible to receive the full ICP payout. An employee on unpaid medical leave will be ineligible to receive an ICP payout for those days comprising the unpaid medical leave period. The employee will receive a pro-rata ICP payout based upon the total of all otherwise eligible salaried service during the year, excluding the days on unpaid medical leave of absence.

3.4.4            Suspension — A participating employee suspended (without pay) for disciplinary reasons is ineligible to receive an ICP payout for any and all days comprising the suspension period.

3.4.5            Leave of Absence with Pay — A participating employee on leave of absence with pay is entitled to receive the full ICP payout.

3.4.6            Leave of Absence without Pay — A participating employee on leave of absence without pay will be ineligible to receive an ICP payout for those days comprising the unpaid leave period. The employee will receive a pro-rata ICP payout based upon the total of all otherwise eligible salaried service during the year, excluding the days on unpaid leave of absence.

3.4.7            Military Leave — A participating employee on paid military leave is entitled to the full ICP payout. An employee on unpaid military leave will be ineligible to receive an ICP payout for those days comprising the unpaid military leave period. The employee will receive a pro-rata ICP payout based upon the total of all otherwise eligible salaried service during the year, excluding the days on unpaid military leave of absence.

3.4.8            Death — A pro-rata share of the ICP award the participant would otherwise have earned will be paid to the deceased employee’s estate based upon the total number of days of eligible service during the award year.

3.4.9            Seniority Exercise — A participating employee who exercises his/her seniority at any time during the year forfeits all rights to an ICP award for that year except under circumstances when an employee exercises seniority in lieu of a severance package which had been offered to the employee.

3.4.10                       Position Abolishment — If the Company abolishes a participating salaried employee’s position and the Company offers a severance package, the participant is eligible to receive a pro-rata share of the ICP award he/she would otherwise have earned based upon the number of days’ service prior to abolishment.

                                3.4.11 The ICP Committee may, at its discretion, decide to pay all or a portion of the award a participant would otherwise have earned when termination occurs under any subsection to Section 3.0 ELIGIBILITY.

For purposes of Section 3.0, a pro-rata share of the ICP award a participant would otherwise have earned shall be based upon the nearest whole number of days in active service during the award year. Performance awards for eligible persons terminating employment during the award year shall be based on actual Company and individual performance through the full year and will be payable at the payment date for continuing employees.

4.0            INCENTIVE OPPORTUNITIES

The incentive awards will be designed to reflect the position’s impact on BNSF Railway performance and will provide incentives that are in line with key competitors. Incentive levels will be determined and communicated to employees on an annual basis.

5.0            INCENTIVE AWARD BASES

The ICP Committee shall annually review the mix of Company goals and individual or departmental goals (defined further in Section 6.0) and may modify them at its discretion; provided that this Section 5.0 shall not permit an award that is designated as Performance-Based Compensation and is otherwise not permitted under Section 6.3.

6.0            PERFORMANCE OBJECTIVES

Payments of ICP awards shall be based on performance measured against objectives established by the Compensation and Development Committee of the Board of Directors of Burlington Northern Santa Fe Corporation (“BNSF Corporation”).

6.1	COMPANY-WIDE GOALS

Company-wide performance objectives shall be established at the beginning of each year for BNSF Railway.

6.2	PERSONAL AND DEPARTMENTAL GOALS

If the ICP Committee determines that departments may have departmental or personal goals, then each department may establish its own departmental goals and assign them to some or all departmental employees. The department may also establish personal goals for selected employees to be accomplished in addition to or in lieu of any departmental goals.

The personal goals element of the ICP is intended to be used by the immediate supervisor of an employee whose salary band is a level approved by the ICP Committee to have personal goals assigned as part of an employee’s plan participation. In such circumstances, the manager may deem it necessary or desirable to encourage the planning and review of written individual objectives in order to accomplish the following:

6.2.1            Provide a system whereby senior management and subordinates mutually agree on important objectives to be attained.

6.2.2            Provide an opportunity for regular review and feedback regarding progress towards stated objectives.

6.2.3            Introduce a discretionary element into the ICP to give senior management greater flexibility in ensuring that the ICP accomplishes its basic purposes.

At the beginning of each year for which there are to be personal goals, it is recommended that approximately two goals be mutually agreed upon by the participating employee and his/her immediate supervisor. These objectives are to represent specific accomplishments desired within the framework of the responsibilities of the participating employee, or could represent specific goals beyond the scope of the employee’s usual job requirements. Objectives may be related solely to one individual, or may relate to a group of two or more individuals whose efforts are required to complete a common task. Objectives may apply to the full year, or to a portion of the year, as appropriate. Each objective shall be designed to be measurable and attainable, but not without significant effort.

Personal goals, when they apply, will be established for each participating employee by the employee and his or her manager subject to the approval of the department head and the ICP Committee.

6.3	PERFORMANCE-BASED COMPENSATION

The Compensation and Development Committee of the BNSF Corporation Board of Directors may designate an ICP award granted to any participating employee as Performance-Based Compensation. To the extent required by Code section 162(m), any such ICP award so designated shall be conditioned on the achievement of one or more Performance Measures, as selected by such committee, and any ICP award intended to be Performance-Based Compensation shall not be paid prior to certification of the achievement by such committee. For ICP awards under this subsection 6.3 intended to be Performance-Based Compensation, (i) the grant of the awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m); (ii) the provisions of the Plan shall not apply to any ICP award to the extent that the application of such provision would cause the award to no longer satisfy the requirements of Code section 162(m); and (iii) such Committee shall have the authority and discretion to reduce the amount of any ICP award designated as Performance-Based Compensation at any time prior to payment of the award, with the reduction to be based on such factors and criteria as the Committee determines to be relevant.

6.3.1            For ICP Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any participating employee with respect to any calendar year shall equal $5 million.

6.3.2            The term “Performance-Based Compensation” shall have the meaning ascribed to it under Code section 162(m) and the regulations thereunder.

6.3.3            The “Performance Measures” shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: net income, earnings per share, safety, on-time train performance, velocity, return on investment, operating income, operating ratio, cash flow, return on assets, stockholders return, revenue, customer satisfaction, and return on equity, or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders equity and/or shares outstanding, investments or to assets or net assets.

6.3.4            The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

7.0            PERFORMANCE

Company performance will be reviewed each quarter when quarterly financial and operating results are available. The determination and distribution of awards will occur as soon as practicable after the compilation of the full year results.

Senior management and the ICP Committee shall have the discretion to apply judgment to their performance evaluation at the company, departmental and individual performance levels. Performance shall be evaluated in light of opportunities and conditions prevailing during the measurement period.

7.1	The ICP Committee shall approve all awards except as described in Section 7.3.

7.2            Subject to Section 7.3, the ICP Committee has the discretion of increasing or decreasing individual or collective awards on any basis including the following considerations:

7.2.1            BNSF Railway performance relative to its competitors.

7.2.2            Long term as well as short term performance considerations.

7.2.3            Unforeseen opportunities and obstacles.

7.2.4            The ICP Committee’s judgment of BNSF Railway and individual performance.

7.3            The awards of all executive officers of BNSF Railway who are also executive officers of BNSF Corporation shall be recommended by the Compensation and Development Committee of the BNSF Corporation Board of Directors and approved by the BNSF Corporation Board of Directors, provided, however, that the award for the Chief Executive Officer shall be approved by the independent directors on the BNSF Corporation Board of Directors.

8.0            AWARD PAYMENT

The ICP Committee will select the payment date at its discretion as soon as practicable after the close of the year and completion of performance evaluations, provided, however, that the payment date shall be no later than the 15th day of the third month following the close of the year unless unforeseeable events make it impractical to make the payments by such date. ICP awards are subject to all usual tax and withholding requirements.

To the extent that the Plan and the awards under the Plan are subject to the rules applicable to nonqualified deferred compensation plans under section 409A of the Code, such portion of the Plan and such awards are not intended to result in acceleration of income recognition or imposition of penalty taxes by reason of section 409A, and the terms of such portion of the Plan and such awards shall be interpreted in a manner (and such portion of the Plan and such awards will be amended to the extent determined necessary or appropriate by the Committee) to avoid such acceleration and penalties.

NOTE:  Annual ICP awards under the Plan shall not exceed 200% of the target award set for the year, beginning with awards earned in 2008.  If the Company fails to meet its financial threshold objectives, then no ICP awards (companywide, departmental, or individual) shall be due or payable for that year above 200 percent of target for each non-financial measure except to the extent that the ICP Committee shall decide, in its discretion, that ICP awards shall nevertheless be paid above that level (provided, however, that with respect to any employees who are executive officers of BNSF Corporation, the Compensation and Development Committee and the Board of Directors of BNSF Corporation must concur in this decision, provided, however, that in the case of the Chief Executive Officer, only the independent directors on the BNSF Corporation Board of Directors must concur in this decision).

9.0            COMMUNICATIONS

The Plan administrator, under the direction of the ICP Committee, shall be responsible for maintaining records and communicating information concerning the ICP.

10.0            TERMINATION OR AMENDMENT

The ICP shall remain in effect until terminated or ended by the Board of Directors or the ICP Committee. However, if a Change in Control shall have occurred during the term of this Plan, this Plan shall continue in effect through the end of the year in which such Change in Control occurred, during which time the Company is contractually bound to maintain the Plan, and provided further that the membership of the Committee cannot be changed during such period.

A “Change in Control” shall be deemed to have occurred if:

(a)            any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than BNSF Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of BNSF Corporation, or any company owned, directly or indirectly, by the stockholders of BNSF Corporation in substantially the same proportions as their ownership of stock of BNSF Corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of BNSF Corporation representing 25% or more of the combined voting power of BNSF Corporation’s then outstanding securities;

(b)            during any period of two consecutive years (not including any period prior to the effective date of this provision), individuals who at the beginning of such period constitute the Board of BNSF Corporation, and any new director (other than a director designated by a person who has entered into an agreement with BNSF Corporation to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Board of BNSF Corporation or nomination for election by BNSF Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)            the stockholders of BNSF Corporation approve a merger or consolidation of BNSF Corporation with any other company other than (i) a merger or consolidation which would result in the voting securities of BNSF Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of BNSF Corporation (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of BNSF Corporation (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of BNSF Corporation’s then outstanding securities; or

(d)            the stockholders of BNSF Corporation adopt a plan of complete liquidation of BNSF Corporation or approve an agreement for the sale or disposition by BNSF Corporation of all or substantially all of BNSF Corporation’s assets. For purposes of this clause (d), the term “the sale or disposition by BNSF Corporation of all or substantially all of BNSF Corporation’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of BNSF Corporation or of any direct or indirect subsidiary of BNSF Corporation (including the stock of any direct or indirect subsidiary of BNSF Corporation) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefore or by such other method as the Board of Directors of BNSF Corporation determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of BNSF Corporation (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of BNSF Corporation” shall be the aggregate market value of BNSF Corporation’s outstanding shares of common stock (on a fully diluted basis) plus the aggregate market value of BNSF Corporation’s other outstanding equity securities. The aggregate market value of the shares of BNSF Corporation’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) shall be determined by the average closing price for BNSF Corporation’s common stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of BNSF Corporation shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of BNSF Corporation’s common stock or by such other method as the Board of Directors of BNSF Corporation shall determine is appropriate.

Subject to Section 10.0 hereof, BNSF Railway and its subsidiaries reserve the right to change Plan provisions or terminate the Plan at any time.

11.0            EFFECTIVE DATE

This Amended and Restated ICP is effective December 17, 2007.

12.0            NON-DUPLICATION OF BENEFITS

The ICP is in place of the Burlington Northern Santa Fe Incentive Compensation Plan effective as of January 1, 1996, and there shall be no duplication of benefits under such plan and the ICP.